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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this Form S-4 Registration Statement of our report dated September 19, 1996, (except with respect to the matter discussed in the eighth paragraph of Note 5, as to which the date is June 27, 1997), with respect to the consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries as of June 29, 1996; and the related consolidated statements of operations, redeemable stock and stockholders' equity and cash flows for the years ended June 29, 1996 and June 24, 1995, and to all references to our firm included in this Registration Statement.

/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP

Houston, Texas
September 5, 1997